SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2006
DAVE & BUSTER’S, INC.
(Exact name of registrant as specified in its charter)

Missouri (State of incorporation)	0000943823 (Commission File Number)	43-1532756 (IRS Employer Identification Number)
2481 Manana Drive
Dallas TX 75220
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 357-9588
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On March 8, 2006, Dave & Buster’s, Inc. (the “Company”) consummated the previously announced merger with an affiliate of Wellspring Capital Management LLC (“Wellspring”), pursuant to the Agreement and Plan of Merger, dated December 8, 2005 (the “Merger Agreement”), by and among the Company, WS Midway Acquisition Sub, Inc. (“Merger Sub”), and WS Midway Holdings, Inc (“Holdings”). As contemplated by the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”). Pursuant to the Merger, all of the outstanding shares of common stock of the Company, other than shares owned by the Company, Holdings or its subsidiaries and other than dissenting shares, were converted into the right to receive $18.05 per share in cash.
     Upon closing of the merger, each of the Company’s outstanding 5% convertible subordinated notes due 2008, is now convertible into the right to receive cash in an amount equal to the $18.05 per share merger consideration for each share of common stock that would have been received by a note holder if the notes had been converted into common stock immediately prior to the merger. In addition, the Company has provided written notice to Bank of New York, as trustee, that it will redeem any notes that remain outstanding as of August 7, 2006, in accordance with the terms of the indenture. The holders of the notes also have the right to require the Company to repurchase their notes, at a price equal to 110% of the face amount of the notes, plus accrued interest. The Company has placed an amount in escrow sufficient to make the foregoing payments. Holders of notes may convert their notes into the cash merger consideration as described above, until the redemption date or may exercise their right to require the Company to repurchase their notes pursuant to the terms of the redemption notice delivered to such holders.
     The holders of outstanding warrants to purchase the Company’s common stock will have the right to receive the $18.05 cash consideration per share for each share of common stock that would have been issued upon exercise of the warrant immediately prior to the merger, less the per share exercise price of the warrants.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As contemplated by the Merger Agreement, Dave & Buster's, Inc. notified the New York Stock Exchange of its intent to remove its common stock from listing on the New York Stock Exchange and filed a delisting application with the Securities and Exchange Commission to delist and deregister its common stock.
Item 5.01 Changes in Control of Registrant.
     On March 8, 2006, the Company became a wholly owned subsidiary of Holdings as a result of the Merger of Merger Sub with and into the Company. In the Merger, each outstanding share of common stock of the Company other than dissenting shares, were converted into the right to receive $18.05 per share in cash. The source of funds for the Merger included an equity contribution from Holdings, borrowings of approximately $53 million dollars under our new senior secured credit facility and the net proceeds of the issuance of $175 million aggregate principal amount of 11.25% senior notes dues 2014.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     As contemplated by the Merger Agreement, Greg S. Feldman, Jason B. Fortin and Carl M. Stanton, the directors of Merger Sub immediately prior to the Merger, became the directors of the Company upon consummation of the Merger.
     Mr. Feldman is a Managing Partner at Wellspring, which he co-founded in January 1995. Mr. Fortin is a Partner at Wellspring, which he joined in 1995. Mr. Stanton is a Partner at Wellspring, which he joined in 1998.
Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     As contemplated by the Merger Agreement, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Merger, became the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company upon completion of the Merger, except that the name of the surviving company will continue to be “Dave & Buster’s, Inc.” The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company are filed as Exhibits 3.1 and 3.2 respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 8.01. Other Events.
     On March 8, 2006, D&B issued a press release announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits. The following are filed as exhibits to this report.
3.1	Amended and Restated Articles of Incorporation of Dave & Buster’s Inc.

3.2	Amended and Restated Bylaws of Dave & Buster’s Inc.

99.1	Press release dated March 8, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.
Date: March 8, 2006	By:	/s/ James W. Corley
James W. Corley
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation
3.2	Amended and Restated Bylaws
99.1	Press release dated March 8, 2006.